10.a(1)

                                JNL SERIES TRUST
                           JNL INVESTORS SERIES TRUST
                              JNL VARIABLE FUND LLC
                            JNL VARIABLE FUND III LLC
                            JNL VARIABLE FUND IV LLC
                             JNL VARIABLE FUND V LLC
                            JNLNY VARIABLE FUND I LLC
                           JNLNY VARIABLE FUND II LLC
                   (EACH A "FUND" AND, TOGETHER, THE "FUNDS")

                                 CODE OF ETHICS
                                   PURSUANT TO
                  SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002

         The Boards of Trustees of JNL Series Trust ("Series Trust") and JNL Investors Series Trust ("Investors Series Trust"), and the Boards of Managers of JNL Variable Fund LLC, JNL Variable Fund III LLC, JNL Variable Fund IV LLC, JNL Variable Fund V LLC, JNLNY Variable Fund I LLC and JNLNY Variable Fund II LLC (each a "Variable Fund" and, together, the "Variable Funds"), each of which is an open-end management investment company registered as such under the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), have adopted this Code of Ethics pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms of the Securities and Exchange Commission ("Commission") thereunder.

         1. PERSONS TO WHOM THIS CODE OF ETHICS APPLIES

         This Code of Ethics is applicable to each person who occupies the position of principal executive officer, principal financial officer, controller or principal accounting officer of a Fund ("Covered Officers").

         2. RELATIONSHIP TO CODES OF ETHICS UNDER RULE 17J-1

         Each of the Funds is subject to, and has adopted a code of ethics pursuant to, Rule 17j-1 under the 1940 Act (the "17j-1 codes"), applicable to directors, officers and employees of a Fund, the Fund's investment adviser and, in the case of Series Trust and Investors Series Trust, those Funds' principal underwriter.

         The 17j-1 codes impose reporting and disclosure requirements on covered persons relating to their personal investment transactions in securities, as well as substantively regulate such transactions, as the Boards of Directors and Boards of Managers have determined to be reasonably necessary in order to prevent fraud, deceit or manipulative practices by such persons in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by a Fund.

         The requirements of this Code of Ethics are in addition to, not in substitution for, the provisions of the 17j-1 codes that are applicable to Covered Officers to whom this Code of Ethics applies.

         3. SUBSTANTIVE REQUIREMENTS

         A. HONEST AND ETHICAL CONDUCT, INCLUDING ETHICAL HANDLING OF ACTUAL OR APPARENT CONFLICTS OF INTEREST BETWEEN PERSONAL AND PROFESSIONAL RELATIONSHIPS.

         It shall be the responsibility of each Covered Officer to comply with the reporting, disclosure and pre-approval requirements of the 17j-1 codes of the Funds as are applicable to personal securities investments of such Covered Officer. No personal securities investment transaction by a Covered Officer that complies with the procedural, reporting, disclosure and other provisions of such 17j-1 codes as may be applicable to such transaction, shall be deemed to be a violation or constitute a waiver of any requirement of this Code of Ethics.

         No Covered Officer shall derive any personal1 financial or other benefit of a substantial nature as a result of his or her position as the principal executive officer, principal financial officer, controller or principal accounting officer, as the case may be, through or from a Fund, or through or from any person or entity doing business or seeking to do business with a Fund, including, without limitation, gifts or gratuities (other than customary business gifts, meals or business entertainment that are not extravagant), preferred investment opportunities, or cash payments of any amount.

         The employment of a member of the immediate family of a Covered Officer by an entity doing business, or seeking to do business, with a Fund shall not be deemed a violation of this Code of Ethics if the Covered Officer shall have disclosed such employment to the Board of Directors or Board of Managers of such Fund.

         Any Covered Officer who shall, in his or her capacity as principal executive officer, principal financial officer, controller or principal accounting officer, receive or be offered any personal financial or other benefit that is or may be proscribed by this Code of Ethics promptly shall report same to the Funds' Chief Legal Officer.2 The Chief Legal Officer shall be, and hereby is, authorized to determine whether the receipt of such financial or other benefit is or would be proscribed by this Code of Ethics. If the Chief Legal Officer shall determine the receipt of any such personal financial or other benefit is or would be proscribed by this Code of Ethics, then the Chief Legal Officer may direct that such benefit refused or, if already received, that such benefit anonymously be donated to a charitable organization. Upon such donation, no violation of this Code of Ethics shall be deemed to have occurred by reason of the Covered Officer having received such personal financial or other benefit. The Chief Legal Officer's determination that the offer to or receipt by a Covered Officer of a benefit is not a violation of this Code of Ethics shall not be deemed a waiver of any provision of this Code of Ethics.

         The Chief Legal Officer shall maintain a record of reports, if any, by Covered Officers of the receipt or offer of personal financial or other benefits, and the Chief Legal Officer's determinations and directions with respect to such reports.

         B. FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE IN REPORTS AND DOCUMENTS THE FUNDS FILE WITH, OR SUBMIT TO, THE COMMISSION AND IN OTHER PUBLIC COMMUNICATIONS MADE BY THE FUNDS.

         Each Covered Officer is responsible for the full, fair, accurate, timely and understandable disclosure in reports and documents the Funds file with, or submit to, the Commission and in other public communications made by a Fund, insofar as such disclosure or communication relates to matters within the scope of such Covered Officer's responsibilities of office. Without limiting the generality of the foregoing, no Covered Officer willfully shall cause or permit any such disclosure or communication regarding a matter within the scope of his or her responsibility to: misstate a material fact; or omit to state a material fact necessary to make any statement made in any such disclosure or communication, in light of the circumstances in which such statement is made, not misleading.

         C. COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES AND REGULATIONS.

         A Covered Officer promptly shall report to the Chief Legal Officer of the Funds any non-compliance or apparent non-compliance by a Fund with applicable governmental laws, rules and regulations including, without limitation, federal securities laws, regarding any matter that is within the scope of office of such Covered Officer, and shall take such action, if any, as may be directed by the Chief Legal Officer with respect to the investigation or cure of such non-compliance or apparent non-compliance.

         The responsibility of a Covered Officer pursuant to this Code of Ethics with respect to non-compliance or apparent non-compliance by a Fund with applicable governmental laws, rules or regulations shall be fully discharged upon such report to the Chief Legal Officer, unless such Covered Officer shall refuse or willfully fail to act as shall have been directed by the Chief Legal Officer in response to such report. The fact that a violation of applicable governmental laws, rules or regulations has, or may have, occurred shall not itself be deemed violation of this Code of Ethics. A determination by the Chief Legal Officer that a violation of applicable governmental laws, rules or regulations has, or has not, occurred shall not be deemed a waiver of any provision of this Code of Ethics.

         D. PROMPT INTERNAL REPORTING OF VIOLATIONS OF THIS CODE OF ETHICS.

         It is the responsibility of each Covered Person promptly to report to the Chief Legal Officer of the Funds any violation or apparent violation of this Code of Ethics by any Covered Person. The Chief Legal Officer shall maintain a record of the reports, if any, of violations or apparent violations of this Code of Ethics by any Covered Person.

         The Chief Legal Officer shall determine, in response to any such report, whether or not a violation of this Code of Ethics has occurred and, in the event the Chief Legal Officer shall determine that a violation has occurred, shall report such violation to the Board of Directors or Board of Managers of the Fund(s) to which such violation relates.

         E. ACCOUNTABILITY FOR ADHERENCE TO THIS CODE OF ETHICS.

         Compliance with the requirements of this Code of Ethics is a condition of office of each Covered Officer. In the event of violation of the requirements of this Code of Ethics by a Covered Officer, the Board of Directors or Board of Managers of a Fund affected by such violation may take such action as it deems appropriate, including but not limited to removal from office with such Fund of the Covered Officer.

         Each Covered Officer shall acknowledge in writing his or her receipt of a copy of this Code of Ethics, and his or her agreement that adherence to this Code of Ethics is a condition of office.




Adopted: May ___, 2003.

                                 ACKNOWLEDGEMENT


         The undersigned, as [principal executive officer][[principal financial officer][controller][principal accounting officer] of the Funds, hereby acknowledges receipt of a copy of the Funds' CODE OF ETHICS PURSUANT TO SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002.

         The undersigned further acknowledges [his][her] understanding and agreement that adherence to the requirements of the Code of Ethics is a condition of office with the Funds.



                                                     _________________________
                                                     Signature


                                                     _________________________
                                                     Printed Name


                                                     _________________________
                                                     Title


                                                     _________________________
                                                     Date


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1 For the purpose of this Code of Ethics, a "personal" benefit includes a benefit offered to or received by: a Covered Officer; a partnership in which the Covered Officer is a partner; a trust of which the Covered Officer is the grantor or beneficiary; a member of such Covered Officer's "immediate family," which includes the Covered Officer's spouse, a child residing in the Covered Officer's household (including a step or adoptive child), and any dependent of the Covered Officer as defined in section 152 of the Internal Revenue Code; a partnership in which any member of the Covered Officer's immediate family is a partner; or a trust for the benefit of any member of the Covered Officer's immediate family.
2 References herein to the Chief Legal Officer of the Funds shall include a designee of the Chief Legal Officer.